                                                                                                                                                Exhibit 3.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplement”) is effective as of the 7th day of September, 2022, by and between GK Investment Holdings, LLC, a Delaware limited liability company (“GKIH”), and UMB Bank, N.A., in its capacity as the Trustee under the Indenture (as defined herein) (“UMB”).

RECITALS

A. GKIH and UMB entered into that certain Indenture dated as of September 30, 2016 (the “Original Indenture”), as supplemented by that First Supplemental Indenture dated as of October 17, 2016 (together with the Original Indenture, the “Indenture”), pursuant to which UMB agreed to serve as trustee (the “Trustee”) under the Indenture, as more particularly described in the Indenture for the consideration specified therein.

B. GKIH desires to amend the Indenture as set forth herein.

C. GKIH has solicited and delivered to the Trustee the written approval of this Second Supplement from the holders of a majority in aggregate principal amount of the Bonds Outstanding in accordance with Article IX of the Indenture.

D. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Second Supplement as if fully set forth herein.

2. Section 1.01. The Indenture is hereby revised to delete the definition of “Bonds” in Section 1.01 and replace it with:

“Bonds” means the bonds authenticated and delivered under this Indenture, including the Initial Bonds and the Series B Bonds, including in each case the beneficial interests held therein.

3. Section 1.01. The Indenture is hereby revised to delete the definition of “Cash Coverage Ratio” in Section 1.01.

4. Section 1.01. The Indenture is hereby revised by adding the following definitions in Section 1.01:

“Initial Bonds” means the 7% Senior Unsecured Bonds due September 30, 2022 authenticated and delivered under this Indenture.

“Series B Bonds” means the 7%/7.5% Senior Unsecured Bonds due September 30, 2025 that may be authenticated and delivered under this Indenture.

5. Section 2.01. The Indenture is hereby revised to delete Section 2.01 in its entirety and replace it with:

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Section 2.01 Form of Bonds and Trustee’s Certificate.

The Bonds and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B hereto, in the case of the Initial Bonds, and in the form of Exhibit C hereto, in the case of the Series B Bonds. The Bonds may have such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Bonds may be listed, or to conform to usage. The terms and conditions contained in the Bonds shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

6. Section 2.02. The Indenture is hereby revised to delete the first two sentences of Section 2.02 in their entirety and replace them with:

The Bonds shall be issuable as registered Bonds and in the denominations of One Thousand U.S. dollars ($1,000) or any integral multiple thereof. The Bonds shall bear interest at a fixed rate of (i) in the case of the Initial Bonds, seven percent (7%) per annum, or (ii) in the case of the Series B Bonds, seven percent (7%) per annum for the period from the date of issuance of such Series B Bonds to, but not including, September 30, 2022 and seven and one half percent (7.5%) per annum for the period from September 30, 2022 to but not including the maturity date, in each case of (i) and (ii) payable on the fifteenth (15th) day of each calendar month beginning with the first full calendar month following the Bonds’ issuance.

7. Section 2.03. The Indenture is hereby revised to delete the first paragraph of Section 2.03 in its entirety and replace it with:

Section 2.03 Execution and Authentication.

The Bonds shall be signed on behalf of the Company by its Manager. Signatures may be in the form of a manual or facsimile signature. The Company may use the facsimile signature of any Person who shall have been a Manager, notwithstanding the fact that at the time the Bonds shall be authenticated and delivered or disposed of such Person shall have ceased to be the Manager of the Company. The Bonds may contain such notations, legends or endorsements required by law, stock exchange rule or usage. A Bond shall not be valid until authenticated manually by an authorized signatory of the Trustee, or by an Authenticating Agent. Such signature shall be conclusive evidence that the Bond so authenticated has been duly authenticated and delivered hereunder and that the holder is entitled to the benefits of this Indenture. At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Bonds executed by the Company to the Trustee for authentication, together with a written order of the Company for the authentication and delivery of such Bonds, signed by its Manager, and the Trustee in accordance with such written order shall authenticate and deliver such Bonds.

8. Section 4.08. The Indenture is hereby revised to delete Section 4.08 in its entirety and replace with:

Section 4.08 Equity-Bond Ratio.

While any of the Bonds remain outstanding, the sum of the aggregate Property Equity Values and aggregate Forced Sale Values plus any Cash or Cash Equivalents then held by or for the benefit of the Company shall be equal to or exceed seventy percent (70%) of aggregate principal amount of the Outstanding Bonds. So long as the Company complies with the provisions of this Section 4.08, the Company and any Subsidiary shall be entitled to incur additional indebtedness on the Properties. The Trustee shall have no obligation to monitor the Company’s compliance with this Section 4.08.

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9. Section 4.09. The Indenture is hereby revised to delete Section 4.09 in its entirety and replace with “Section 4.09 [RESERVED].”

10. Exhibit C. The Indenture is hereby amended by inserting a new Exhibit C in the form attached as Exhibit 1 hereto:

11. Entire Agreement. The Indenture, as modified by this Second Supplement, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. This Second Supplement is being entered into with the consent of the holders of a majority in aggregate principal amount of the Bonds currently Outstanding, in accordance with Section 9.02 of the Indenture. Except as modified by this Second Supplement, the Indenture remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

12. Counterparts. This Second Supplement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this Second Supplement transmitted by facsimile or electronic mail shall be treated as originals in all respects.

[Remainder of page intentionally left blank; signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have entered into this Second Supplement as of the 7th day of September, 2022.

GKIH:

GK INVESTMENT HOLDINGS, LLC
a Delaware limited liability company

By:	GK Development, Inc.
Its:	Manager

By:	/s/Garo Kholamian
Name:	Garo Kholamian
Its:	President and Sole Director

UMB:

UMB BANK, N.A.,
as Trustee

By:	/s/Anthony Hawkins
Name:	Anthony Hawkins
Its:	Vice President

[Signature Page to Second Supplemental Indenture]

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EXHIBIT 1

FORM OF SERIES B BOND

(attached)

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